Exhibit 99.1

For more information, contact:

Karen Sherman

Vice President, Community and Public Relations

502-261-4987

FOR IMMEDIATE RELEASE

PAPA JOHN’S ANNOUNCES MANAGEMENT CHANGES

Bill Van Epps named Chief Operations Officer; David Flanery named
Chief Financial Officer; Julie Larner named President of PJ Food Service

Louisville, Kentucky (January 21, 2004) – Papa John’s International, Inc. (Nasdaq:  PZZA) today announced changes in the roles of two of its executive officers and the appointment of a Chief Financial Officer to support the company’s growth.  The new structure reflects the departure of Chief Operating Officer and PJ Food Service President Robert Wadell and is intended to better align corporate and franchise operations and marketing into a single system.

“I’ve enjoyed being part of the Papa John’s family,” said Wadell.  “It is an outstanding organization that remains committed to its promise – Better Ingredients. Better Pizza.  But after 25 years in the food service business, I’m ready to consider new directions.”

“I’m proud to have been in business with Robert for the last 13 years,” said Papa John’s Founder and Chief Executive Officer, John H. Schnatter.  “He has made significant contributions to the Papa John’s system and I’m happy to have had the opportunity to work with such a class individual.”

To better align company and franchise operations into a single system, the company promoted Bill Van Epps, Managing Director of Papa John’s International Division, to the position of Chief Operations Officer.  In addition to overseeing all aspects of international development and operations, Van Epps will now oversee both domestic corporate and franchise operations.

Before joining Papa John’s in 2001, Van Epps served for two years as President, International Division of Yorkshire Global Restaurants, responsible for all aspects of international operations at Long John Silver’s and A&W restaurants.  From 1993 to 1999, he held several positions with AFC Enterprises, including President of its International Division responsible for restaurant operations for four brands and more than 600 restaurants.  Van Epps’ experience also includes serving as Senior Managing Director for Pepsico Food Service International from 1977 to 1982, where he was responsible for Pizza Hut corporate and franchise operations in the Australian/Asian region.

“Bill has done an outstanding job leading our international division over the last two years,” said Schnatter.  “I look forward to having him apply his skills and experience to unify our domestic operations as well.”

The company promoted David Flanery to Chief Financial Officer, responsible for Finance, Investor Relations and Strategic Supply Chain Management.  Flanery has served as Papa John’s Senior Vice President of Finance since 2002.  He served as the company’s Vice President of Finance from 1995 through 2002, after joining Papa John’s in 1994 as Corporate Controller.

“Over the last several years, David has demonstrated his ability to manage our Finance Department in a very disciplined, methodical fashion,” said Schnatter.  “He has my confidence as our CFO.”

The company promoted Senior Vice President and Chief Administrative Officer Julie Larner to President of PJ Food Service, Inc., Papa John’s wholly-owned distribution and dough production operation.  In addition to overseeing all aspects of the company’s commissary and distribution operation, Larner will oversee Papa John’s Information Systems and Support Services.  Larner has been with Papa John’s since 1992, serving as Controller of PJ Food Service from 1992 to 1997 and its Vice President of Finance and Administration from 1998 to 2004.

“I’m excited about Julie leading this important operation,” said Schnatter.  “I’m convinced her 13 years with PJ Food Service and familiarity with this discipline will make that part of our business even better.”

In December, Papa John’s hired 30-year marketing and advertising veteran Gary L. Langstaff as its Chief Marketing Officer.  Langstaff’s experience includes serving as Executive Vice President of Marketing and Brand Strategy for the Burger King Corporation (1989 – 1991) and Executive Vice President of Marketing at Hardee’s Food Systems (1985 – 1988).  In addition to overseeing all aspects of the company’s marketing, Langstaff will now assume responsibility for community and public relations, brand menu management and research and development, including new product development.

“Gary has hit the ground running,” commented Schnatter.  “He has already begun restructuring our Marketing discipline to bring a more unified approach to telling the Papa John’s story among our corporate and franchise operators.  I’m confident he will help us take our ‘Better Ingredients. Better Pizza.’ strategy to the next level.”

Chuck Schnatter will continue in his role as Chief Development Officer, responsible for overseeing the company’s domestic franchising and development activities.  All of the executive officers will report to John Schnatter, who will continue as Papa John’s Chief Executive Officer and Chairman of the Board.

“I’m excited about leveraging our existing talent with this new alignment,” commented John Schnatter.  “Each of these officers understands what it takes to make Papa John’s successful in the marketplace and knows they have my support to drive the business.”

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (Nasdaq:  PZZA) is the third largest pizza company in America.  At December 28, 2003, there were 2,790 Papa John’s restaurants (570 company-owned and 2,220 franchised) operating in 49 states and 14 international markets.  Papa John’s also franchises 135 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.